For Immediate Release
Date:	October 31, 2007

Contact:	Mary Beth Steiginga,
Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Earnings for the Third Quarter

Midland Park,  NJ – October 31, 2007- Stewardship Financial Corporation (NASDAQ:SSFN) (the “Corporation”), parent of Atlantic Stewardship Bank, announced today net income for the nine (9) months ended September 30, 2007 of $3.77 million or $0.71 basic earnings per share, an increase of 7.7% and 7.6% respectively, as compared to net income of $3.50 million, or $0.66 basic earnings per share for the same nine (9) month period in 2006.  Fully diluted earnings per share were $0.70 for the nine (9) months ended September 30, 2007 as compared to $0.66, an increase of 6.1%, for the nine (9) months ended September 30, 2006.  Earnings for the nine (9) months ended September 30, 2007 were impacted by the receipt of a life insurance payout which resulted in miscellaneous income of $459,000.

Stewardship Financial Corporation reported net income of $1.23 million or $0.23 basic earnings per share for the three (3) months ended September 30, 2007 and for the three (3) months period ended September 30, 2006.  Diluted earnings per share were $0.23 for both of the three (3) month periods ended September 30, 2007 and 2006.

Per share calculations have been adjusted for a 5% stock dividend paid in November 2006 and a 5% stock dividend payable on November 15, 2007.

Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge stated, “We are pleased to report strong earnings for the period ending September 30, 2007.  Despite the recent downturn in the real estate market due to the subprime lending trends, loan demand has remained strong in our market area.  We have never participated in the sub-prime residential mortgage lending or negative amortization loan markets.  We continue to remain diligent in maintaining strong credit quality standards and are proud of the performance of our portfolio.  During September 2007, we successfully opened our twelfth branch in Westwood, Bergen County, New Jersey and are looking forward to opening our thirteenth branch in North Haledon, Passaic County, New Jersey in the first quarter of 2008.  We feel our branch network positions us to continue to remain competitive in our marketplace and provide a strong delivery channel to attract new deposit and lending relationships.”

Stewardship Financial Corporation’s total assets reached $547.2 million at September 30, 2007, compared to $509.1 million at September 30, 2006, resulting in growth of 7.5%.  Total loans increased 9.1% to $395.6 million at September 30, 2007, compared to $362.6 million at September 30, 2006.  Total deposits were $458.6 million at September 30, 2007, compared to $426.7 million a year ago, resulting in growth of 7.5%.  Total stockholders’ equity increased 9.5% to $40.1 million at September 30, 2007, compared to $36.6 million a year ago.

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, Pequannock, Ridgewood, Waldwick, and Wayne (3), Westwood, and Wyckoff, New Jersey.  The 13th branch is expected to open in North Haledon, New Jersey during the first quarter of 2008.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  We invite you to visit our website at www.asbnow.com for additional information.

This information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,

	2007	2006	2007	2006
Selected Operating Data:
Total interest income	$24,575	$22,111	$8,526	$7,793
Total interest expense	10,188	7,807	3,614	2,928
Net interest income before provision
for loan loss	14,387	14,304	4,912	4,865
Provision for loan loss	280	250	90	90
Net interest income after provision
for loan loss	14,107	14,054	4,822	4,775

Noninterest income	3,417	2,886	915	984

Noninterest expense	12,050	11,510	3,873	3,869

Income before income tax expense	5,474	5,430	1,864	1,890
Income tax expense	1,705	1,929	635	665
Net income	$3,769	$3,501	$1,229	$1,225

Basic earnings per share	$0.71	$0.66	$0.23	$0.23
Diluted earnings per share	$0.70	$0.66	$0.23	$0.23

	At September 30,
	2007	2006
Selected Financial Data:
Total assets	$547,193	$509,130
Total loans, net of deferred loan fees	395,594	362,597
Allowance for loan losses	4,249	4,086
Total deposits	458,571	426,749
Stockholders' equity	40,080	36,600

	At or for the nine month period ended
	September 30,
	2007	2006
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.96%	0.96%
Annualized return on average equity (ROE)	13.06%	13.41%
Tier 1 equity to total assets	8.60%	8.56%
Book value per share	$7.55	$6.94

     All share data has been restated to include the effect of a 5% stock dividend paid in November, 2006 and a 5% stock dividend payable November 15, 2007.